                                            EXHIBIT  11.1

                                GOVERNMENT TECHNOLOGY SERVICES, INC.
                                  COMPUTATION OF EARNINGS PER SHARE
                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                    THREE                SIX
                                                                MONTHS ENDED        MONTHS ENDED
                                                                  JUNE 30,            JUNE 30,
                                                             ------------------  ------------------
                                                               1996      1995      1996      1995
                                                             --------  --------  --------   --------
Net loss. . . . . . . . . . . . . . . . . . . . . . . . . .  $ (1,410) $ (2,401) $ (3,228)  $(4,697)
                                                             --------  --------  --------   --------

Weighted average shares of common stock outstanding . . . .     6,677     6,591     6,678     6,594

Weighted average effect of common share equivalents . . . .         -         -         -         -
                                                             --------  --------  --------   --------

Weighted average shares outstanding . . . . . . . . . . . .     6,677     6,591     6,678     6,594
                                                             --------  --------  --------   --------

Net loss per common share and common share equivalent . . .  $  (0.21) $  (0.36) $  (0.48)  $ (0.71)
                                                             ========  ========  ========   ========








                                               - 19 -